Exhibit (h)(8)

Appendix A

to

Accounting Services Agreement

Waddell & Reed Advisors Funds

Waddell & Reed Advisors Accumulative Fund

Waddell & Reed Advisors Asset Strategy Fund

Waddell & Reed Advisors Bond Fund

Waddell & Reed Advisors Cash Management Fund

Waddell & Reed Advisors Continental Income Fund

Waddell & Reed Advisors Core Investment Fund

Waddell & Reed Advisors Dividend Opportunities Fund

Waddell & Reed Advisors Energy Fund

Waddell & Reed Advisors Global Bond Fund

Waddell & Reed Advisors Government Securities Fund

Waddell & Reed Advisors High Income Fund

Waddell & Reed Advisors International Growth Fund

Waddell & Reed Advisors Municipal Bond Fund

Waddell & Reed Advisors Municipal High Income Fund

Waddell & Reed Advisors New Concepts Fund

Waddell & Reed Advisors Science and Technology Fund

Waddell & Reed Advisors Small Cap Fund

Waddell & Reed Advisors Tax-Managed Equity Fund

Waddell & Reed Advisors Value Fund

Waddell & Reed Advisors Vanguard Fund

Dated: June 30, 2011